Exhibit 99.1

Plant Consolidation to Improve Beef Production Efficiency

Strategy Involves Closing Two Nebraska Plants

Springdale, Arkansas – February 15, 2006 – As part of its strategy to operate more efficiently and maintain best cost management practices, Tyson Foods, Inc. (NYSE: TSN) is consolidating beef operations in northeast Nebraska, company officials reported today.

Effective this week, Tyson will permanently close its beef processing plant in Norfolk and beef slaughter plant in West Point. Production will be shifted primarily to the company’s beef complex in Dakota City, Nebraska, which is completing a new beef processing addition.

The new 84,500 square foot structure at Dakota City is scheduled to begin production in March and will be capable of absorbing the work currently performed in Norfolk. The West Point closing will enable Tyson to make more efficient use of beef slaughter operations at Dakota City and other Tyson beef plants in the region. At current production levels, the plant closings will increase the company’s beef production capacity utilization by approximately six percent.

“Given the expected efficiencies of the new processing floor at Dakota City and the anticipated improvements in capacity utilization, we believe this is the right strategic decision,” said Noel White, group vice president of Tyson Fresh Meats. “The consolidation will enhance the performance of our beef business, both now during this time of challenging market conditions and later when these conditions improve.”

The plant closings affect approximately 365 Team Members at West Point and 1,300 at Norfolk. The last day of production at West Point will be today, while the last full day of operations at Norfolk will be Friday, February 17. The one exception will be the plant’s forward warehouse, which will continue to operate for a minimum of another 30 days.

Even though the plants will be closed, workers at both locations will continue to be paid and receive benefits for 60 days and will be asked to report for meetings to discuss benefits, as well as employment opportunities within the company. Tyson representatives will conduct small group meetings with affected workers to explore ways they can maintain employment with the company. Meetings will be held with West Point Team Members Thursday and Friday, February 16 and 17, while similar meetings will be held with Norfolk Team Members Monday through Thursday, February 20 – 23.

Affected Team Members will be encouraged to consider transferring to other Tyson plants, such as company beef facilities at Dakota City and Lexington, Nebraska, as well as Emporia, Kansas. The company will offer cash relocation incentives. Tyson will also work cooperatively with Nebraska Workforce Development officials who will provide employment assistance.

“We regret the disruption the closings will cause our Team Members and these two outstanding plant communities, which both have a long history in the meatpacking industry,” said John Tyson, chairman and CEO of Tyson Foods, who visited Norfolk and West Point in early 2005 when the plants there were temporarily closed for five weeks because of unfavorable market conditions. “We’ve worked hard over the past year to try to keep these plants open and I appreciate everyone’s efforts. However, we’ve concluded we can operate more efficiently by permanently consolidating operations. I thank our Team Members for their support and want them to know we will do our best to help them find work at another Tyson location.”

The more efficient use of beef processing capacity, together with reduced costs from the facility closures, are estimated to generate annual pre-tax cost savings of approximately $40 million, a portion of which is estimated to be generated in the last six months of the current fiscal year. The facility closings are expected to result in a charge to Tyson’s second quarter earnings of approximately $46 million or $0.08 per share. This includes a non-cash charge of $36 million. Accordingly, Tyson now expects fiscal 2006 earnings to range from $0.42 to $0.72 per share. As reported in the company’s first quarter earnings release, the company’s business continues to be affected by tight cattle supplies, an abundance of protein, interruptions in export market access and soft international demand.

Company officials have not yet determined the future disposition of the plants and related property. However, they indicate they will explore alternative uses for both facilities.

IBP, inc., now Tyson Fresh Meats, purchased the West Point plant in 1967 from Armour & Company. IBP bought the former BeefAmerica plant in Norfolk in 1998 and after extensive renovation began beef processing operations in 2000. IBP was acquired by Tyson Foods in September 2001.

Tyson’s remaining Nebraska operations include beef plants at Dakota City and Lexington, a pork plant at Madison, a bacon operation in Omaha and a prepared foods facility in York. Including West Point and Norfolk, the company employs 9,865 Team Members in Nebraska.

Tyson Foods, Inc. [NYSE: TSN], founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. The company has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

Forward Looking Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, such as statements relating to the expected impact on Tyson's current and future earnings, expected operational efficiencies and the anticipated completion of plant modifications at Dakota City. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)) which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, or the Company’s ability to access certain markets; (vi) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vii) changes in the availability and relative costs of labor and contract growers; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) adverse results from litigation; (x) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xi) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xii) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xiii) effectiveness of advertising and marketing programs; and (xiv) the effect of, or changes in, general economic conditions.

####

Media Contact:	Gary Mickelson, 479-290-6111
Investor Contact:	Ruth Ann Wisener, 479-290-4235